                   REINSTATEMENT AGREEMENT AND
FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
     REINSTATEMENT AGREEMENT AND FIRST AMENDMENT TO
PURCHASE  AND SALE AGREEMENT (this "First
Amendment"), dated as of the 22nd day of  December,
2000, by and between Deptford Crossing  Associates,
L.P.,  a Delaware limited partnership, having an
office c/o  Dean Witter Realty Inc., Two World Trade
Center, 64th Floor, New York, New  York 10048, (the
"Seller"), and The Hutensky Group,  LLC,  a
Connecticut  limited liability company, having an
office  at  280 Trumbull Street, 2nd Floor, Hartford,
Connecticut 06103-3504 (the "Purchaser").
                 W I T N E S S E T H
     WHEREAS,  the  Seller and the Purchaser  entered
into  that certain Purchase and Sale Agreement, dated
as of October 4,  2000 (the "Purchase Agreement")
pursuant to which the Seller agreed to sell  and the
Purchaser agreed to purchase the property known  as
Deptford   Crossing  in  Deptford  Township,  New
Jersey   (the "Property");
     WHEREAS, the Purchase Agreement was terminated pursuant to the Purchaser's Termination Notice dated November 15, 2000 and the Escrow Agent subsequently returned the Letter of Credit to the Purchaser;
     WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement;
and
     WHEREAS, the parties desire to reinstate, ratify and amend the Purchase Agreement in the manner hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1.     The  Purchaser  hereby  withdraws  and
rescinds  the Purchaser's  Termination  Notice dated
November  15,  2000  (the "Purchaser's  Termination
Notice") attached hereto as Exhibit 1 and such termination notice shall be of no force and effect and void ab initio. The Seller and the Purchaser covenant and agree that the Purchase Agreement shall be and hereby is reinstated and ratified as though the Purchaser's Termination Notice was not delivered and shall be deemed to be in full force and effect from the original date of execution, as amended hereby.

     2.     The  Purchaser  hereby  acknowledges
that  the          Due
Diligence Period has expired and that it has irrevocably waived its right to terminate the Purchase Agreement pursuant to Section 4.2 thereof.

     3. The Purchaser hereby acknowledges that all Unacceptable Encumbrances previously objected to by the Purchaser have either been eliminated or waived.
     4.    To  the Seller's Knowledge, nothing has
occurred since
the  date  set forth in any Tenant Estoppel
Certificate delivered to the Purchaser that would effect the truth, accuracy or correctness of such Tenant Estoppel Certificate both as of the date made and as of the date hereof. This representation shall survive the Closing for six (6) months.

     5. Notwithstanding anything to the contrary in Section
3.2.1 of the Purchase Agreement, any Rents received by the Seller from any tenant during the period commencing on the Closing through and including
January 31, 2001 shall be applied to amounts due and payable by such tenant in the manner specified by such tenant in writing at the time such payment is made, provided that if such tenant does not so specify, such Rents shall be paid over and belong to the Purchaser. All Rents received by the Seller after such period shall be promptly applied in accordance with the priorities set forth in Section
3.2.1 of the Purchaser Agreement.

     6.    Within a reasonable time following
December 31,  2000,
subject  to  time frames, if any, contained in any
tenant  lease, the Seller will reconcile the CAM
charges paid by the tenants for the  fiscal  year
ended  December 31, 2000  to  the  actual  CAM
expenses  incurred  by  the Seller for  such  fiscal
year. The
Seller's  CAM  reconciliation  shall  be  subject  to
the  prior reasonable approval of the Purchaser prior
to being billed to the tenants.                          The Purchaser shall
use reasonable efforts to  collect
any  underpayments of CAM charges within three (3)
months of  the date  that  Seller  provides  such
CAM  reconciliation  to                                  the
Purchaser.   The  Purchaser hereby agrees to pay
over  such  CAM underpayments  to  the Seller upon
receipt.   If  there  are  any overpayments  of CAM
charges, the Seller shall promptly pay the amount of such CAM overpayments to the Purchaser. The
Purchaser shall hold such CAM overpayments in trust for the tenants owed such overpayments and the Purchaser shall promptly forward such overpayments to the applicable tenants. Any deductions taken by the tenants related to the 2000 CAM reconciliation will be treated as CAM overpayments and the Seller shall promptly pay over an amount equal to such sums to the Purchaser and the Purchaser shall be entitled to keep the same.

     7. For a period of three (3) months following the Closing, the Seller shall, upon Purchaser's request, reasonably assist the Purchaser in its efforts to have any party, other than the Seller, to any of the contracts and warranties listed on Schedule 2 to the Assignment and Assumption of Contracts and Licenses (executed at closing by the Seller and the Purchaser) consent to the assignment of such contracts and warranties to the Purchaser and the Purchaser shall promptly reimburse the Seller for all reasonable costs incurred by the Seller in providing such assistance.

     8.    The Seller hereby agrees to credit the
Purchase  Price
at  the  Closing  in  the amount of (i) One Hundred
Eighty Nine Thousand Dollars ($189,000) for unpaid tenant allowances owed by the Seller to ULTA3
Cosmetics & Salon, Inc. ("ULTA"),  and  (ii) Five
Thousand Nine Hundred Sixty-seven Dollars and Sixty-three Cents ($5,967.63) for a CAM short payment by Marshalls of Deptford NJ, Inc.

     9.    The Seller hereby agrees to credit the
Purchase  Price
at the Closing in the amount of Twelve Thousand
Dollars ($12,000) for  repair  work to address water
infiltration at the  OfficeMax space  suggested  by
Land Dimensions in its  December  19,  2000
memorandum.   To  fund  repairs in excess of  the
aforementioned Twelve  Thousand Dollars ($12,000), if
any, the Seller agrees  to deposit Fifty Thousand
Dollars ($50,000) with the Escrow Agent at the
Closing, which sum shall be held pursuant to the
terms of the escrow                                        agreement  (the
"Escrow  Agreement  for  Repair  Work")
attached hereto as Exhibit 2. The Purchaser hereby agrees that the Seller's liability with regard to the repair shall in no event exceed the Fifty
Thousand Dollar ($50,000) placed in escrow and that the Purchaser shall indemnify the Seller for any liabilities in excess thereof arising out of the Seller's obligation as landlord under the Leases. The Purchaser hereby agrees that the existence of the Escrow Agreement for Repair Work shall be kept strictly confidential (provided that the Purchaser may disclose its existence to the Purchaser's Representatives) and shall not, without the prior written consent of the Seller, be disclosed by the Purchaser or the Purchaser's
Representatives, in any manner whatsoever, in whole or in part. The provisions of this paragraph shall survive the Closing.

     10.   The  Seller  agrees to deposit  Two
Hundred  Thousand
Dollars ($200,000) (the "Escrow Amount") with the
Escrow Agent at the  Closing to settle an exclusivity
claim made by Sally  Beauty Company, Inc. ("Sally"),
which sum shall be held pursuant to  the terms  of
the escrow agreement (the "Escrow Agreement for
Tenant Claim")  attached  hereto  as Exhibit 3.   The
Purchaser  hereby agrees  that  it  will, at all
times, use good faith  efforts  to resolve  Sally's
exclusivity claim.  The Purchaser may draw  down up
to  Fifty Thousand Dollars ($50,000) of the Escrow
Amount  to settle  the  exclusivity claim with Sally.
If the Purchaser  and Sally settle for less than
Fifty Thousand Dollars ($50,000),  the Purchaser
shall be entitled to receive fifty percent (50%) of
the difference  between  the  settlement amount  and
Fifty  Thousand Dollars  ($50,000) from the Escrow
Amount.  The  Seller  and  the Purchaser  shall both
be entitled to draw down the Escrow  Amount for
costs  associated  with claims made by  ULTA  under
Section 7.1(b)  of  the ULTA lease.  If Sally
brings an exclusivity claim  against  the Purchaser,
the Purchaser may  draw  down  the Escrow  Amount
for legal expenses associated with  defending  or
settling  such claim.  Purchaser shall also be
entitled  to  draw down  the  Escrow Amount (i) to
reimburse the Purchaser for  rent owed  but  not paid
by Sally prior to Sally vacating  its  space,
provided  that, any sums subsequently recovered by
the  Purchaser shall  be promptly remitted to the
Seller, (ii) to reimburse  the Purchaser for rent
that would have been paid by Sally during  the period
between Sally vacating its space and the installment
of  a replacement  tenant  in Sally's space, provided
that,  any  sums subsequently  recovered  by  the
Purchaser  shall  be                                     promptly
remitted  to the Seller (such draw down shall not
exceed  Thirtyfive Thousand Dollars ($35,000)), (iii)
for the cost of refitting Sally's space for a
replacement tenant (such draw down shall  not exceed
Sixty Thousand Dollars ($60,000)), and (iv)  to  pay
any judgment or penalty or any other costs related to
any judgment or penalty  for the Sally claim,
provided that all appeals, if  any, have  been
exercised.  The Purchaser hereby agrees that  it
will promptly exercise its rights under the Sally
lease upon a payment default  by  Sally.  The unused
portion of the  escrow  shall  be promptly  returned
to  the Seller on June  30,  2001,  provided,
however, that such unused portion shall not be
returned until the Tenant's  claim  has  been
resolved.   So  long  as  the  Escrow Agreement  for
Tenant Claim is outstanding, the Purchaser  shall
promptly provide the Seller copies of all
correspondence  between Sally  and  the  Purchaser,
including,  without  limitation,  all monthly  sales
reports for Sally, provided that the  Purchaser's
failure  to  deliver such correspondence shall not be
a  default hereunder.   The  Purchaser  hereby
agrees  that  the                                        Seller's
liability  with  regard to the exclusivity claim
made  by  Sally
shall  in  no  event  exceed  the  Two  Hundred
Thousand  Dollar ($200,000)  placed  in  escrow  and
that  the  Purchaser   shall indemnify  the  Seller
for  any liabilities  in  excess  thereof arising
out  of  the Seller's obligation as landlord  under
the Sally  and ULTA leases.  The Seller will not
initiate any contact with Sally or respond to any
contact from Sally without the prior consent  of the
Purchaser, provided, however, that no consent  of the
Purchaser  shall  be  required if the  Seller's
failure  to respond  would  prejudice any legal
rights of  the  Seller.                                  The
Seller  shall  promptly  provide  the  Purchaser
copies  of  all correspondence  between Sally and the
Seller, provided  that  the Purchaser's failure to
deliver such correspondence shall not be a default       hereunder.   The
Purchaser  hereby  agrees  that                          the
existence of the Escrow Agreement for Tenant Claim shall be kept strictly confidential (provided that the Purchaser may disclose its existence to the Purchaser's Representatives) and shall not, without the prior written consent of the Seller, be disclosed by the Purchaser or the Purchaser's Representatives, in any manner whatsoever, in whole or in part.
The provisions of this paragraph shall survive the Closing.

     11. The Seller hereby agrees that it will only attempt to collect base rent, not holdover rent, from holdover tenant M.E.E. Enterprises, Inc.
(Future Rest) owing to the Seller for the period prior to the Closing.
           12.  The Purchase Agreement is hereby
further  amended as follows:
          (a)   The  Table  of  Defined  Terms  to
the  Purchase
     Agreement is hereby amended by deleting the definitions of "Deposit" and "Escrow Agent" and substituting in lieu thereof the following new definitions in proper alphabetical sequence:

          "Deposit" shall mean zero dollars ($0).

    "Escrow Agent" shall mean the Title Company.

          (b)   The  definitions "Additional
Downpayment",  "Cash
     Downpayment", "Clearing House Bank", "Escrow
     Agreement" and "Letter of Credit" in the Table of Defined Terms to the Purchase
     Agreement are hereby deleted in their entirety.

          (c)   The text of Section 1.2 of the
Purchase Agreement
     is hereby deleted in its entirety and replaced with the following:

               "The delivery of the Deed and the
          consummation  of the  transactions
          contemplated by this  Agreement  (the
          "Closing") shall take place at the offices
          of  Dechert, 4000   Bell   Atlantic
          Tower,   1717   Arch                            Street,
          Philadelphia,  Pennsylvania, 09103 on
          Friday,  December 22, 2000 (the "Closing
          Date").

          (d)  The text of Section 2 of the Purchase
     Agreement is hereby deleted in its entirety and replaced with the following:

               "The purchase price to be paid by the
          Purchaser to the  Seller for the Property
          (the "Purchase Price")  is Eleven
          Million   Five   Hundred   Thousand             Dollars
          ($11,500,000). The Purchase Price, plus or minus the apportionments set forth in
          Section 3, shall be paid at the Closing by bank wire transfer of immediately available funds to the Seller's account or to the account or accounts of such other party or parties as may be designated by the Seller on or before the Closing Date.
          (e)   Section 6(g) of the Purchaser
Agreement is hereby
    deleted in its entirety and replaced with the
                     following:

               "(g)  The  marketing fund for the
          Property has a zero balance and there is no merchant's association for the
          Property."

          (f)   Section  15 of the Purchase Agreement
is  hereby
    deleted in its entirety and replaced with the
                     following:

               "15. Intentionally Deleted."

          (g)   Section 17.3 of the Purchase
Agreement is  hereby
     amended  by  adding  the  words  ",  lenders
     providing   or considering financing for the
     Property, investors" after the words
     "consultants, engineers".

          (h)   The  text of Section 21 of the
Purchase Agreement
     is hereby deleted in its entirety and replaced with the following:

               "Except   for   those  obligations,
          liabilities, representations  and
          warranties  expressly   made   to survive
          herein  and  except
          as  otherwise  expressly
          provided  herein  or in the Conveyance
          Documents, the Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of the Seller and the Purchaser hereunder and all of the Seller's and the Purchaser's representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing."

          (i)   Exhibit I and Exhibit K to the
Purchase Agreement
     are hereby deleted in their entirety.

          (j)   Schedule 3 to the Purchaser Agreement
is  hereby
     amended by deleting therefrom the contract with
     (i) Lipinski Landscape  for  Landscaping, and
     (ii) Wilson  Creative  Mktg Center for
     Promotion.

     13.   Except  as  stated  herein the Purchase
Agreement is hereby reinstated, ratified, confirmed and shall remain in full force and effect.

     14. This First Amendment shall be interpreted and enforced in accordance with the laws of the State of New Jersey without reference to principles of conflicts of laws.

     15. This First Amendment may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

                    [Signature Page Follows]
           IN WITNESS WHEREOF, this First Amendment
has been duly executed by the parties hereto as of the day and year first above written.

                          SELLER:
                          DEPTFORD CROSSING
ASSOCIATES, L.P.

    By:  LS Deptford Crossing, L.P.,
         its general partner

         By:  LS Deptford, Inc., its
                general partner


         By: /s/   Robert B. Austin
           Name:  Robert B. Austin
           Title:    Vice President



PURCHASER:

THE HUTENSKY GROUP, LLC


        By: /s/   Brad M. Hutensky
        Name:     Brad M. Hutensky
        Title:    Member